Exhibit 10.8

Apptio, Inc.

2007 Stock Plan (the “Plan”)

UK ADDENDUM

1.	Purpose and eligibility

The purpose of this addendum to the Plan (the “UK Addendum”) is to enable the Committee to grant Options to certain employees and full-time directors of the Company and its Subsidiaries who are based in the United Kingdom. Options (which will be unapproved for UK tax purposes) may only be granted under the UK Addendum to employees and full-time directors of the Company and its Subsidiaries. Any person to whom an Option has been granted under the UK Addendum is a “Participant” for the purposes of the Plan. Options granted pursuant to the UK Addendum are granted pursuant to an “employees’ share scheme” for the purposes of the Financial Services and Markets Act 2000.

2.	Definition

Definitions are as contained in section 2 of the Plan, with the following additions:

(a)	“Control” (for the purposes of the definition of “Subsidiary”, below) has the meaning contained in section 719, ITEPA.

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“Subsidiary” means a company (wherever incorporated) which is for the time being under the Control of the Company.

3.	Terms

Options granted pursuant to the UK Addendum shall be governed by the terms of the Plan, subject to any such amendments set out below and as are necessary to give effect to Section 1 of the UK Addendum, and by the terms of the individual stock option agreement entered into between the Company and the Participant.

4.	Non-transferability of options

For the purposes of section 9 of the Plan, Options granted pursuant to the UK Addendum may not in any circumstances be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent, and may be exercised during the lifetime of the Participant only by the Participant.

5.	Withholding obligations

5.1	The Participant shall be accountable for any income tax and, subject to the following provisions, national insurance liability which is chargeable on any assessable income deriving from grant, exercise or other dealing in, the Option. In respect of such assessable income the Participant shall indemnify the Company and (at the direction of the Company) any Subsidiary which is or may be treated as the employer of the Participant in respect of the following (together, the “Tax Liabilities”):

(a)	any income tax liability which falls to be paid to HM Revenue & Customs by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies to income tax under ITEPA and the PAYE regulations referred to in it; and

(b)	any national insurance liability which falls to be paid to HM Revenue & Customs by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it such national insurance liability being the aggregate of:

(i)	all the employee’s primary Class 1 national insurance contributions; and

(ii)	all the employer’s secondary Class 1 national insurance contributions.

5.2	Pursuant to the indemnity referred to in section 5.1 above, the Participant shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

(a)	making a cash payment of an appropriate amount to the relevant company whether by cheque, banker’s draft or deduction from salary in time to enable the company to remit such amount to HM Revenue & Customs before the 14th day following the end of the month in which the event giving rise to the Tax Liabilities occurred; or

(b)	appointing the Company as agent and/or attorney for the sale of sufficient Shares acquired pursuant to the exercise of the Option to cover the Tax Liabilities and authorising the payment to the relevant company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant company in relation to such sale) out of the net proceeds of sale of the Shares;

(c)	entering into an election whereby the employer’s liability for secondary Class 1 national insurance contributions is transferred to the Participant on terms set out in the election and approved by HM Revenue & Customs.

6.	Section 431 Election

Where the Shares to be acquired on exercise of the Option are considered to be “restricted securities” for the purposes of the UK tax legislation (such determination to be at the sole discretion of the Company), it is a condition of exercise that the Participant if so directed by the Company enter into a joint election with the Company or, if different, the relevant Subsidiary employing the Participant pursuant to section 431 ITEPA electing that the market value of the Shares to be acquired on the exercise of the option be calculated as if the Shares were not “restricted securities”.